Exhibit 3.1

CERTIFICATE OF FORMATION

OF

LIN MEDIA LLC

February 11, 2013

This Certificate of Formation (the “Certificate of Formation”) of LIN Media LLC (the “Company”) is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

ARTICLE ONE

Name

The name of the limited liability company formed hereby is LIN Media LLC.

ARTICLE TWO

Initial Registered Office and Agent

The address of the registered office of the Company in the State of Delaware is the Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808.  The name of the registered agent of the Company in the State of Delaware at such address is the Corporation Service Company.

ARTICLE THREE

Effective Date

This Certificate of Formation shall be effective on the date of filing.

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IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation as of the date first written above.

By:	/s/ Andrew Mosier
Andrew Mosier
Authorized Person

SIGNATURE PAGE TO

CERTIFICATE OF FORMATION OF

LIN MEDIA LLC